Exhibit 99.1

SAIC Announces Financial Results for Second Quarter of Fiscal Year 2011

•	Revenues: Up 2 percent to $2.79 billion

•	Operating Income: Up 24 percent to $273 million

•	Diluted EPS from Continuing Operations: Up 35 percent to $0.42

MCLEAN, Va., Sept. 1, 2010 — SAIC, Inc. (NYSE: SAI), a scientific, engineering, and technology applications company, today announced financial results for the second quarter of fiscal year 2011, which ended July 31, 2010.

“We continue to balance our resource allocation among internal growth efforts, merger and acquisition activity, and share buybacks to promote long-term growth and increased shareholder value,” said Walt Havenstein, SAIC chief executive officer. “I am pleased by the new business opportunities arising from stronger bookings year-to-date, our record high number of submitted proposals awaiting decision, and also the prospects of Reveal Imaging Technologies, Inc., which we acquired just after the end of the quarter.”

Summary Operating Results

Revenues for the quarter were $2.79 billion, up 2 percent from $2.75 billion in the second quarter of fiscal year 2010. Internal revenue growth contracted 1 percentage point for the quarter. Operating income for the quarter was $273 million (9.8 percent of revenue), up 24 percent from $221 million (8.0 percent of revenue) in the second quarter of fiscal year 2010. Revenues and operating income for the quarter were favorably impacted by $56 million in revenues received in connection with royalty rights SAIC obtained in the transfer of certain patents to VirnetX, Inc. and the subsequent settlement of litigation against Microsoft Corporation relating to those patents. Income from continuing operations for the quarter was $158 million, up 26 percent from $125 million in the second quarter of fiscal year 2010.

Diluted earnings per share (EPS) from continuing operations for the quarter were $0.42, up 35 percent from $0.31 in the second quarter of fiscal year 2010, driven by the increase in income from continuing operations and a lower share count compared to the prior year quarter. The diluted share count for the quarter was 365 million, down 6 percent from 388 million in the second quarter of fiscal year 2010, due primarily to share repurchases. Diluted earnings per share, which include discontinued operations, were $0.50 for the quarter, up from $0.31 in the second quarter of fiscal year 2010. Discontinued operations for the quarter benefited from the settlement of an arbitration proceeding between the company’s former Telcordia subsidiary and Telkom South Africa, as SAIC retained certain rights to proceeds from that arbitration in the sale of the subsidiary.

Cash Generation and Capital Deployment

Cash flows provided by operations for the quarter were $111 million (or .7 times income from continuing operations), compared to $109 million in the second quarter of fiscal year 2010. Days sales outstanding were 65 days in the quarter compared to 64 days in the second quarter of fiscal 2010. Cash flows provided by operations benefited from the $56 million royalty receipt, which was more than offset by payments of income taxes and interest concentrated in the second quarter. Cash flows from discontinued operations of $82 million for the quarter include the proceeds from the Telkom South Africa settlement. The payments of related obligations to tax authorities and to SAIC’s former Telcordia subsidiary are expected to be made in upcoming quarters.

During the quarter, the company used $154 million to repurchase approximately 8.7 million shares under the company’s stock repurchase program. As of July 31, 2010, the company had $604 million in cash and cash equivalents and $1.1 billion in long-term debt.

Mark W. Sopp, SAIC chief financial officer commented, “We are pleased with the successful conclusions reached in both the royalty matter and the long-standing dispute with Telkom South Africa. We’ll use these cash proceeds to fund ongoing growth initiatives consistent with our long-term strategy.”

New Business Awards

Net business bookings totaled $2.7 billion in the second quarter, representing an increase of 19 percent from the second quarter of the prior year and contributing to a 21 percent increase on a year-to-date basis over the prior year. The book-to-bill ratio was 1.0 for the second quarter and 1.1 for the first six months of fiscal year 2011. Net bookings are calculated as the current period’s ending backlog plus the current period’s revenues less the prior period’s ending backlog and less the backlog obtained in acquisitions during the period.

Large, competitive definite delivery contract awards received during the quarter include:

•

Space and Naval Warfare Systems Center Atlantic Support. SAIC was awarded a two-year, $94 million follow-on contract by the Space and Naval Warfare Systems Center Atlantic to provide program management, engineering, logistics, integration, and test and evaluation services to its Rapid Capability Insertion operation. The operation focuses on shortening the lead time of delivering command, control, communications, computers, intelligence, surveillance, and reconnaissance integrated vehicles to the warfighter.

•

Naval Surface Warfare Center Dahlgren Division Support. Under a five-year, $80 million follow-on task order awarded by the Naval Surface Warfare Center Dahlgren Division, SAIC will deliver systems engineering and training analysis services to the Center for Surface Combat Systems. The center trains approximately 45,000 Navy personnel each year to operate and maintain vital Navy surface combat and weapons systems.

•

National Aeronautics and Space Administration (NASA) Goddard Space Flight Center (GSFC) Support. SAIC was awarded a five-year, $80 million subcontract to support GSFC, a major U.S. laboratory for developing and operating unmanned scientific spacecraft. SAIC will provide IT services including enhanced help desk and data center support, as well as support for financial management systems, application development and database administration.

•

City of Lakeland, Fla., Smart Grid Initiative Program Support. SAIC received a 30-month, $13 million contract from the City of Lakeland, Fla., to help increase the reliability and efficiency of its power grid. SAIC is responsible for the management, implementation, and integration of a meter data management system and will also provide business process improvement services, incorporate a service oriented architecture, and install a customer facing Web Portal.

In addition, SAIC also won several indefinite-delivery/indefinite-quantity (IDIQ) contracts and Blanket Purchase Agreement (BPA) contracts that are not included in net bookings. Awards during the quarter include:

•

Defense Intelligence Operations Support. SAIC received a multiple award IDIQ contract from the Defense Intelligence Agency to provide IT services to support Combatant Commands and Service Intelligence Agencies. SAIC services will include program management; technology assessment and evaluation; information assurance; and network operations and administration. The five-year contract has a ceiling value of $6.6 billion for all awardees.

•

Defense Technical Information Center Support. Under a multiple award IDIQ contract, SAIC will provide technical services to the Department of Defense (DoD), Defense Technical Information Center, to help secure mission-critical data and strengthen information sharing capabilities. The five-year contract has a ceiling value of $2 billion for all awardees.

•

Space and Naval Warfare Systems (SPAWAR) Command Support. SAIC received a multiple award IDIQ contract to provide integrated logistics, configuration management, and testing and evaluation services to support SPAWAR’s Common Afloat Local Area Network Infrastructure. The contract has a four year base period of performance, an optional four-year ordering period, and a total value of more than $502 million for all awardees.

•

Department of Defense Adolescent Substance Abuse Counseling Services. SAIC was awarded a BPA by DoD to continue to provide substance abuse counseling services to adolescent family members of active duty U.S. military personnel. SAIC developed and has managed the counseling services program since its inception in 1987. The four and one-half year, single-award BPA has a ceiling value of $80 million.

The company’s backlog of signed business orders at the end of the second quarter of fiscal year 2011 was $16.0 billion, of which $5.8 billion was funded. As compared to the end of the first quarter of fiscal year 2011, total backlog was largely unchanged while funded backlog increased 3 percent. The negotiated unfunded backlog of $10.2 billion is the estimated amount of revenue to be earned in the future from negotiated contracts for which funding has not been authorized and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under IDIQ, GSA Schedule or other master agreement contract vehicles.

Forward Guidance

Given its operating and business development performance through the second quarter of the fiscal year, including the $56 million royalty receipt, the company expects its fiscal year 2011 results to be as follows:

•	Growing revenue internally in the 3 percent to 6 percent range;

•	Improving operating income margin by 20 to 40 basis points; and

•	Growing diluted earnings per share from continuing operations from 14 percent to 18 percent.

These operating margin and diluted earnings per share expectations exclude the charges from the previously announced expiration of the Scottish Power IT outsourcing contract, currently estimated to be in the range of $20 to $30 million.

About SAIC

SAIC is a FORTUNE 500® scientific, engineering, and technology applications company that uses its deep domain knowledge to solve problems of vital importance to the nation and the world, in national security, energy and the environment, critical infrastructure, and health. The company’s approximately 45,000 employees serve customers in the U.S. Department of Defense, the intelligence community, the U.S. Department of Homeland Security, other U.S. Government civil agencies and selected commercial markets. Headquartered in McLean, Va., SAIC had annual revenues of $10.8 billion for its fiscal year ended January 31, 2010. For more information, visit www.saic.com. SAIC: From Science to Solutions®

Forward-Looking Statements

Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release include, among others, estimates of future revenues, operating income, earnings, charges, backlog, outstanding shares and cash flows. These statements reflect our belief and assumptions as to future events that may not prove to be accurate. Actual performance and results may differ materially from the guidance and other forward-looking statements made in this release depending on a variety of factors, including: changes in the U.S. Government defense budget or budgetary priorities or delays in contract awards or the U.S. budget process; changes in U.S. Government procurement rules, regulations and practices; our compliance with various U.S. Government and other government procurement rules and regulations; the outcome of U.S. Government reviews, audits and investigations of our company; our ability to win contracts with the U.S. Government and others; our ability to attract, train and retain skilled employees, including our management team; our ability to maintain relationships with prime contractors, subcontractors and joint venture partners; our ability to obtain required security clearances for our employees; our ability to accurately estimate costs associated with our firm-fixed-price and other contracts; resolution of legal and other disputes with our customers and others or legal compliance issues; our ability to successfully acquire businesses and make investments; our ability to manage risks associated with our international business; our ability to compete with others in the markets in which we operate; and our ability to execute our business plan and long-term management initiatives effectively and to overcome these and other known and unknown risks that we face. These are only some of the factors that may affect the forward-looking statements contained in this release. For further information concerning risks and uncertainties associated with our business, please refer to the filings we make from time to time with the U.S. Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our latest annual report on Form 10-K and quarterly reports on Form 10-Q, which may be viewed or obtained through the Investor Relations section of our Web site at www.saic.com.

All information in this release is as of September 1, 2010. SAIC expressly disclaims any duty to update the guidance or any other forward-looking statement provided in this release to reflect subsequent events, actual results or changes in the company’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

CONTACTS:

Investor Relations:

Paul Levi

703-676-2283

Media Relations:
Laura Luke	Melissa Koskovich
703-676-6533	703-676-6762
laura.luke@saic.com	melissa.l.koskovich@saic.com

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in millions, except per share amounts)

	Three Months Ended July 31		Six Months Ended July 31
	2010	2009	2010	2009
Revenues	$2,794	$2,749	$5,479	$5,398
Costs and expenses (a):
Cost of revenues	2,388	2,369	4,740	4,664
Selling, general and administrative expenses	133	159	259	309

Operating income	273	221	480	425
Non-operating income (expense):
Interest income	1	—	1	1
Interest expense	(19)	(19)	(37)	(38)
Other income (expense), net	(2)	—	(2)	3

Income from continuing operations before income taxes	253	202	442	391
Provision for income taxes	(95)	(77)	(159)	(149)

Income from continuing operations	158	125	283	242
Discontinued operations:
Income (loss) from discontinued operations before income taxes	53	(3)	51	(4)
Benefit (provision) for income taxes	(22)	1	(20)	1

Income (loss) from discontinued operations	31	(2)	31	(3)

Net income	$189	$123	$314	$239

Earnings per share (b):
Basic:
Income from continuing operations	$0.42	$0.32	$0.74	$0.60
Income (loss) from discontinued operations	0.08	(0.01)	0.08	—

	$0.50	$0.31	$0.82	$0.60

Diluted:
Income from continuing operations	$0.42	$0.31	$0.74	$0.60
Income (loss) from discontinued operations	0.08	—	0.08	(0.01)

	$0.50	$0.31	$0.82	$0.59

Weighted average number of shares outstanding:
Basic	363	384	369	388

Diluted	365	388	371	392

(a)      Effective February 1, 2010, the Company updated its disclosure statements with the Defense Contract Management Agency, resulting in certain costs being classified differently as overhead (included in cost of revenues) or general and administrative expenses on a prospective basis. This change has caused a net increase in reported cost of revenues and a net decrease in reported SG&A expenses in fiscal 2011 as compared to fiscal 2010; however, total operating costs were not affected by this change.

(b)     On February 1, 2009, the company adopted an accounting standard regarding earnings per share that requires an allocation of income from continuing operations and net income to the company’s unvested stock awards which are considered participating securities in accordance with the standard. The company’s unvested stock awards are excluded from the weighted average number of shares outstanding. The company allocated the following amounts of income from continuing operations and net income to unvested stock awards for the purposes of calculating earnings per share (EPS):

Income from continuing operations for basic and diluted EPS	$5	$4	$10	$8
Net income for basic and diluted EPS	$7	$4	$11	$8

SAIC, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	July 31, 2010	January 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$604	$861
Receivables, net	2,032	2,044
Inventory, prepaid expenses and other current assets	320	288

Total current assets	2,956	3,193
Property, plant and equipment, net	382	389
Intangible assets, net	130	106
Goodwill	1,548	1,434
Deferred income taxes	87	103
Other assets	71	70

	$5,174	$5,295

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$1,118	$1,191
Accrued payroll and employee benefits	484	512
Income taxes payable	14	—
Notes payable and long-term debt, current portion	3	3

Total current liabilities	1,619	1,706
Notes payable and long-term debt, net of current portion	1,102	1,103
Other long-term liabilities	173	195

Stockholders’ equity:
Common stock, $.0001 par value, 2 billion shares authorized, 372 million and 388 million shares issued and outstanding at July 31, 2010 and January 31, 2010, respectively	—	—
Additional paid-in capital	2,077	2,096
Retained earnings	241	239
Accumulated other comprehensive loss	(38)	(44)

Total stockholders’ equity	2,280	2,291

	$5,174	$5,295

SAIC, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Three Months Ended July 31		Six Months Ended July 31
	2010	2009	2010	2009
Cash flows from operations:
Net income	$189	$123	$314	$239
Loss (income) from discontinued operations	(31)	2	(31)	3
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	26	22	51	44
Stock-based compensation	27	26	51	51
Excess tax benefits from stock-based compensation	1	(1)	(13)	(14)
Impairment losses	—	1	—	1
Other items	2	2	2	1
Increase (decrease) in cash and cash equivalents, excluding effects of acquisitions and divestitures, resulting from changes in:
Receivables	42	54	16	(70)
Inventory, prepaid expenses and other current assets	1	(29)	(16)	11
Deferred income taxes	(2)	1	(4)	1
Other assets	1	3	2	4
Accounts payable and accrued liabilities	(53)	(49)	(99)	(13)
Accrued payroll and employee benefits	(47)	(32)	(24)	(8)
Income taxes payable	(39)	(15)	2	18
Other long-term liabilities	(6)	1	(2)	4

Total cash flows provided by operations	111	109	249	272
Cash flows from investing activities:
Expenditures for property, plant and equipment	(10)	(16)	(35)	(28)
Acquisitions of businesses, net of cash acquired	—	(9)	(140)	(9)
Net receipts for purchase price adjustments related to prior year acquisitions	—	8	—	8
Other	—	(1)	1	10

Total cash flows used in investing activities	(10)	(18)	(174)	(19)
Cash flows from financing activities:
Payments on notes payable and long-term debt	(1)	(1)	(1)	(16)
Sales of stock and exercises of stock options	9	14	22	34
Repurchases of stock	(154)	(53)	(445)	(276)
Excess tax benefits from stock-based compensation	(1)	1	13	14

Total cash flows used in financing activities	(147)	(39)	(411)	(244)

Increase (decrease) in cash and cash equivalents from continuing operations	(46)	52	(336)	9

Cash flows from discontinued operations:
Cash used in operating activities of discontinued operations	(1)	—	—	(1)
Cash provided by (used in) investing activities of discontinued operations	83	(3)	81	2

Increase (decrease) in cash and cash equivalents from discontinued operations	82	(3)	81	1

Effect of foreign currency exchange rate changes on cash and cash equivalents	—	4	(2)	5

Total increase (decrease) in cash and cash equivalents	36	53	(257)	15

Cash and cash equivalents at beginning of period	568	898	861	936

Cash and cash equivalents at end of period	$604	$951	$604	$951

SAIC, INC.

INTERNAL REVENUE GROWTH PERCENTAGE CALCULATIONS (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions)

In this release, SAIC, Inc. refers to internal revenue growth percentage, which is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial measure. The company calculates its internal revenue growth percentage by comparing reported revenue for the current year period to the revenue for the prior year period adjusted to include the actual revenue of acquired businesses for the comparable prior year period before acquisition. This calculation has the effect of adding revenue for the acquired businesses for the comparable prior year period to the company’s prior year period reported revenue.

SAIC, Inc. uses internal revenue growth percentage as an indicator of how successful it is at growing its base business and how successful it is at growing the revenues of the businesses that it acquires. The company believes that the integration of acquired businesses allows current management to leverage business development capabilities, drive internal resource collaboration, utilize access to markets and qualifications, and refine strategies to realize synergies, which benefits both acquired and existing businesses. As a result, the performance of the combined enterprise post-acquisition is an important measurement. In addition, as a means of rewarding the successful integration and growth of acquired businesses, and not acquisitions themselves, incentive compensation for executives and the broader employee population is based, in part, on achievement of revenue targets linked to internal revenue growth.

The limitation of this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure is that internal revenue growth percentage is one of two components of the total revenue growth percentage, which is the most directly comparable GAAP financial measure. The company addresses this limitation by presenting the total revenue growth percentage next to or near disclosures of internal revenue growth percentage. This financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with SAIC, Inc.’s consolidated financial statements prepared in accordance with GAAP. The method that the company uses to calculate internal revenue growth percentage is not necessarily comparable to similarly titled financial measures presented by other companies.

Internal revenue growth percentages for the three and six months ended July 31, 2010 were calculated as follows:

	Three Months Ended July 31, 2010	Six Months Ended July 31, 2010
Government segment:
Prior year period’s revenues, as reported	$2,634	$5,170
Revenues of acquired businesses for the comparable prior year period	61	132

Prior year period’s revenues, as adjusted	$2,695	$5,302
Current year period’s revenues, as reported	2,704	5,284

Internal revenue growth	$9	$(18)

Internal revenue growth percentage	—%	—%

Commercial segment:
Prior year period’s revenues, as reported	$117	$231
Revenues of acquired businesses for the comparable prior year period	—	—

Prior year period’s revenues, as adjusted	$117	$231
Current year period’s revenues, as reported	91	198

Internal revenue growth	$(26)	$(33)

Internal revenue growth percentage	(22)%	(14)%

Total:
Prior year period’s revenues, as reported	$2,749	$5,398
Revenues of acquired businesses for the comparable prior year period	61	132

Prior year period’s revenues, as adjusted	$2,810	$5,530
Current year period’s revenues, as reported	2,794	5,479

Internal revenue growth	$(16)	$(51)

Internal revenue growth percentage	(1)%	(1)%

SAIC, INC.

FISCAL YEAR 2011 GUIDANCE AND YEAR-TO-DATE RESULTS EXCLUDING CHARGES FROM

SCOTTISH POWER CONTRACT EXPIRATION (NON-GAAP RECONCILIATION)

(Unaudited, $ in millions, except per share amounts)

In this release, SAIC, Inc. refers to year-to-date and expectations of operating income margin improvement and growth in diluted earnings per share (EPS) from continuing operations excluding charges from the expiration of the Scottish Power IT Outsourcing Contract, which are non-GAAP financial measures. The company calculates these measures by excluding the year-to-date and expected Scottish Power charges from operating income and diluted EPS from continuing operations, the most directly comparable GAAP financial measures. Those reconciliations, which are provided below, have the impact of decreasing operating margin improvement and diluted EPS from continuing operations growth.

The company uses these non-GAAP financial measures to provide investors with visibility to how it expects its business to perform excluding the impact of the year-to-date and expected charges arising from the expiration of the Scottish Power IT Outsourcing Contract. The limitation of these non-GAAP financial measures as compared to the most directly comparable GAAP financial measures is that the company has incurred and expects to incur charges associated with this contract expiration which are not reflected in these non-GAAP financial measures. The company addresses this limitation by presenting this reconciliation to the most directly comparable GAAP financial measures. These financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in connection with the company’s consolidated financial statements prepared in accordance with GAAP.

Reconciliation of Expected Operating Income Margin Improvement for the Year Ending January 31, 2011:

	Low End	High End
Expected Operating Income Margin Improvement Excluding Charges from Scottish Power Contract Expiration	20 basis pts.	40 basis pts.
Less: Expected Charges from Scottish Power Contract Expiration*	(20 basis pts.)	(20 basis pts.)

Expected Operating Income Margin Improvement on a GAAP basis	0 basis pts.	20 basis pts.

Reconciliation of Expected Diluted EPS From Continuing Operations Growth for the Year Ending January 31, 2011:

	Low End	High End
Expected Diluted EPS from Continuing Operations Growth Excluding Charges from Scottish Power Contract Expiration	14%	18%
Less: Expected Charges from Scottish Power Contract Expiration*	(3)%	(3)%

Expected Diluted EPS from Continuing Operations Growth on a GAAP basis	11%	15%

* Expected impact computed utilizing mid-point of estimated pre-tax charge of $20 to $30 million

Reconciliation of Operating Income Margin Improvement — Year-to-Date Fiscal Year 2011:

	Operating Income	Operating Income Margin
Current Year, as reported	$480	8.8%
Year-to-Date Charges from Scottish Power Contract Expiration	3	—

Current Year, as adjusted	$483	8.8%
Prior Year, as Reported	$425	7.9%

Improvement Excluding Charges from Scottish Power Contract Expiration		90 basis pts.

Reconciliation of Diluted EPS From Continuing Operations Growth — Year-to-Date Fiscal Year 2011:

Current Year, as adjusted for Year-to-Date Charges from Scottish Power Contract Expiration		$0.74
Current Year, as reported		0.74

Difference		$0.00

Prior Year, as Reported		$0.60

Growth Excluding Charges from Scottish Power Contract Expiration		$0.14

Growth % Excluding Charges from Scottish Power Contract Expiration		23%